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                                                                     EXHIBIT 5.2




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sierra Wireless, Inc. on Form F-10 of our report dated May 28, 2003 on the financial statements of AirPrime Inc. as of and for the years ended December 31, 2002 and 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph that raises substantial doubt concerning the ability of AirPrime Inc. to continue as a going concern), appearing in a material change report on Form 6-K dated November 4, 2003 of Sierra Wireless, Inc.




/s/ Deloitte & Touche LLP

San Diego, California
November 10, 2003